PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
          Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone:  315 343 4100


OSWEGO, NEW YORK OCTOBER 17, 2003. Bridge Street Financial, Inc. (the "Company"), the holding company for Oswego County National Bank (the "Bank"), reported net income of $252,000 for the three months ended September 30, 2003 compared to $278,000 for the same period of 2002. The reduction in net income for the third quarter of 2003 resulted primarily from increased operating expenses, which exceeded the growth of net interest income and non-interest income. During the three months ended September 30, 2003 the Company opened its eighth branch in Brewerton. Operating costs for the three months ended September 30, 2003 include $38,000 of expenses associated with the new branch.

Gregory J. Kreis, President and CEO said that, "Although third quarter earnings are down compared to the third quarter of 2002, the third quarter results reflect our strongest quarter this year and I believe denote an improving trend in our market. The net interest margin increased by 18 basis points over the second quarter of this year and reflects a bottoming of the interest rate cycle and a start of a gradual improvement in the net interest margin. The first seven months of 2003 were marked with very soft loan demand, other than residential real estate. During the last two months of the third quarter, we experienced much improved loan demand which, in my opinion, reflects improving business and consumer confidence in the economy. Continued low fixed rate loans for residential real estate kept demand high in that area and a strong pipeline of loans in process. As a result of that demand and sale of those loans in the secondary market, our mortgage servicing portfolio has now grown to $87.2 million and gains on sale of those loans in part fueled our 57.5% increase in non-interest income."

Kreis went on to say that, "Our eighth banking office opened in September with the official ribbon cutting on the 25th. An experienced crew of professionals is located in that office and early indications show that it is off to a great start. We are pleased with that market and see it as an excellent complement to the business we are building in the North Syracuse and Liverpool locations."

Net interest income for the quarter ended September 30, 2003 increased 7.5% to $1,615,000 compared to $1,503,000 for the same period in 2002. Non-interest income for the quarter ended September 30, 2003 increased by 57.5% to $1,049,000 compared to $666,000 for the same period in 2002 due, in part, to increased net gain on the sale of loans of $248,000, an increase in other income of $128,000 and an increase in the value of bank-owned life insurance of $8,000. The increase in other income was primarily the result of a $104,000 increase in the value of assets funding directors' deferred compensation. The provision for loan losses for the quarter ended September 30, 2003 increased $15,000 compared to the same period in 2002. The increased provision for loan losses was due, in part, to increased provision requirements related to the growth of commercial loans and a soft economy. Operating expenses for the third quarter of 2003 increased to $2,277,000 from $1,777,000 in 2002. Operating costs in the third quarter of 2003 include certain costs associated with the new branch in Brewerton that opened in September 2003, professional service fees incurred to establish a Stock Option Plan and Recognition and Retention Plan and increased employee benefit costs for healthcare and pension. Additionally, operating expenses include $104,000 of increased expense recorded as a direct offset to the above mentioned increase in assets funding directors deferred compensation.

For the nine months ended September 30, 2003 the Company reported net income of $634,000 compared to $802,000 for the same period in 2002. Net interest income for the nine months ended September 30, 2003 increased 4.6% to $4,665,000 compared to $4,458,000 for the same period in 2002. The loan loss provision for the nine months ended September 30, 2003 compared to the same period in 2002 increased $53,000. Non interest income for the nine months of 2003 increased by 37.6% to $2,692,000 compared to $1,957,000 for the same period in 2002. Operating expenses for the nine months ended September 30, 2003 increased 20.5% to $6,367,000 as compared to $5,282,000 for the same period in 2002. Operating expenses increased in part due to the new branch that opened near the end of the second quarter in 2002, cost associated with a new branch in Brewerton that opened in September of 2003, cost associated with the charter conversion and name change, professional service fees incurred to establish a Stock Option Plan and Recognition and Retention Plan, increased employee benefit costs for healthcare and pension plans and increased costs recognized for the increase in directors' deferred compensation liability.

Basic and diluted earnings per share were $.10 for the quarter ended September 30, 2003, as compared to $.11 for the same period in 2002. Basic and diluted earnings per share were $.24 for the nine months ended September 30, 2003, as compared to $.32 for the same period in 2002. Net interest margin decreased to 3.95% for the quarter ended September 30, 2003 compared to 4.08% for the same period in 2002. Return on average assets decreased to 0.49% for the quarter ended September 30, 2002 compared to 0.63% for the same period in 2002. Return on average equity for the quarter ended September 30, 2003 decreased to 3.25% compared to 6.57% for the same period in 2002. Book value per share increased to $12.04 at September 30, 2003 compared to $6.63 for the same period in 2002, primarily as a result of net proceeds received from the second step conversion.

Total assets increased by 15.7% to $207,115,000 at September 30, 2003 compared to $178,972,000 at September 30, 2002. The increase in total assets was due, in part, to $14.2 million of net proceeds received from the second-step conversion, which were used to purchase short-term investments until these proceeds can be deployed in higher yielding assets. Total loans increased by 2.3% to $115,656,000 at September 30, 2003 compared to $113,107,000 for the same period in 2002. During the third quarter the Company continued to sell fixed-rate residential mortgages in the secondary market. Total deposits increased by 3.4% to $149,369,000 at September 30, 2003 compared to $144,502,000 at September 30, 2002. Total borrowings increased by $9.7 million at September 30, 2003 compared to September 30, 2002. The increase in borrowings was to fund the growth of investments and loans. Nonperforming assets as a percentage of total assets were ..61% at September 30, 2003 compared to .45% at September 30, 2002. The allowance for loan losses as a percentage of nonperforming loans was 98.83% at September 30, 2003 compared to 134.66% at September 30, 2002. Shareholder equity increased to $30,958,000 at September 30, 2003 compared to $16,887,000 at September 30, 2002 primarily due to the second-step conversion.


The Board of Directors of Bridge Street Financial, Inc., at its regularly scheduled meeting on October 16, 2003, declared a dividend of four cents per share to shareholders of record on October 30, 2003 and payable on or about November 20, 2003.

Bridge Street Financial, Inc., successor to Oswego County Bancorp, Inc. is the holding company of Oswego County National Bank, formerly Oswego County Savings Bank. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS ABOUT THE COMPANY'S INDUSTRY, MANAGEMENT'S BELIEFS AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "ANTICIPATES", "EXPECTS", "INTENDS", "PLANS", "BELIEVES", "SEEMS", "ESTIMATES", OR VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO FORECAST. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECAST IN SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION OR OTHERWISE.

                          BRIDGE STREET FINANCIAL, INC.
                           FINANCIAL DATA (Unaudited)
                               September 30, 2003

(dollars in thousands, except per share)

                                               For the quarter ended                 For nine months ended
--------------------------                 -----------------------------             ---------------------
INCOME STATEMENT DATA: (A)                 9/30/2003 6/30/2003 9/30/2002             9/30/2003   9/30/2002
--------------------------                 -----------------------------             ---------------------
Interest income                               $2,354    $2,282    $2,470                $6,946      $7,380
Interest expense                                 739       749       967                  2281        2922
                                              ------    ------    ------                ------      ------
Net interest income                             1615      1468      1503                  4665        4458
Provision for loan losses                         90        90        75                   270         217
                                              ------    ------    ------                ------      ------
Net interest income
  after provision for losses                    1525      1443      1428                  4395        4241

Noninterest income                              1049       775       666                  2692        1957
Operating expenses                              2277      2044      1777                  6367        5282
                                              ------    ------    ------                ------      ------
Income before taxes                              297       174       317                   720         916
Income taxes                                      45         3        39                    86         114
                                              ------    ------    ------                ------      ------

Net income                                      $252      $171      $278                  $634        $802


Basic earnings per share (d)                    0.10      0.07      0.11                  0.24        0.32
Diluted earnings per share (d)                  0.10      0.06      0.11                  0.24        0.32

Interest rate spread (b)                       3.60%     3.31%     3.67%                 3.42%       3.79%
Net interest margin (b)                        3.95%     3.77%     4.08%                 3.85%       4.22%
Return on average assets                       0.49%     0.35%     0.63%                 0.43%       0.63%
Return on average equity                       3.25%     2.18%     6.57%                 2.73%       6.56%

BALANCE SHEET DATA: (A)                    9/30/2003 6/30/2003 9/30/2002            12/31/2002
                                           -----------------------------            ----------
Investments                                  $59,781   $51,972   $43,120               $39,682
Loans                                        115,656   113,400   113,107               107,593
Allowance for loan losses                     (1,185)   (1,125)   (1,084)               (1,190)
Total assets                                 207,115   199,690   178,972               194,923

Deposits                                     149,369   150,563   144,502               145,684
Stock subscription escrow                          -         -         -                15,107
Borrowings                                    23,700    13,700    14,000                13,700
Shareholders' equity                          30,958    32,017    16,887                16,936
Shares outstanding, net (c), (d)           2,571,591 2,626,322 2,548,432             2,553,586
Book value per share (d)                       12.04     12.19      6.63                  6.63

Nonperforming assets
  to total assets (e)                          0.61%     0.61%     0.45%                 0.49%
Allowance to nonperforming loans              98.83%    98.77%   134.66%               124.35%
Equity to assets                              14.95%    16.03%     9.44%                 8.69%

(a) The Company completed a second-step conversion on January 3, 2003. The conversion was accounted for as a change in corpoarate form with no resulting change in historical basis of the Company's assets, liabilities and equity.
(b) Includes tax equivalent adjustment for the Company's tax-exempt securities income.
(c) Reduced by unvested restricted shares, unallocated ESOP shares and treasury shares.
(d) Share data and per share amounts have been restated giving retroactive recongnition to the second-step conversion ratio.
(e) Nonperforming assets include nonaccrual loans, accruing loans over 90 days past due, restructured loans and other real estate owned.